Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of June 26, 2026 (the “Effective Date”), is by and between ARCADE REALTY LLC, a Connecticut limited liability company having an address at 38 Union Avenue, Bridgeport, CT 06607 (“Seller”) and QUANTUM DRONES CORPORATION, a Nevada corporation having an address c/o Quantum Cyber N.V., 1501 Belvedere Road, Suite 500, West Palm Beach, FL 33406, with full right of assignment to any entity that is owned by or has common ownership with Quantum Drones , N.V (“Purchaser”). Such an assignment shall be deemed to be a “Permitted Assignment”.

WHEREAS, the Seller owns the fee simple title to certain parcels of property known as 38 Union Avenue, Bridgeport, CT, more specifically described on Exhibit A annexed hereto and made a part hereof together with certain other property as described herein;

WHEREAS, the Seller desires to sell such property to the Purchaser, and the Purchaser desires to purchase such property from the Seller, all in the manner and upon and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Seller’s affiliate, Arcade Technology, LLC (as “Seller”) and Purchaser, as “Buyer”, have entered into an Asset Purchase Agreement (the “APA”) as of even date, for the purchase of that certain business known as Arcade Technologies (the “Business”), and the parties hereto intend that the closings under the APA and this Agreement occur simultaneously.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1.	DEFINITIONS. The following defined terms shall have the meanings set forth below.

(a) Purchase Price: $2,300,000.00, subject to Section 3(c) hereinbelow.

(b) Deposit: Three Hundred Thousand and 00/100 Dollars ($300,000.00)

(c) Escrow Agent:

Karp & Langerman, P.C.

Attention: Noel T. Langerman

185 Plains Road, Suite 209E

Milford, Connecticut 06461

Facsimile: (203) 876-0768

Telephone: (203) 876-0606

(d) Due Diligence Date: Ten (10) days following the Effective Date.

(e) Due Diligence Period: The period from the Effective Date until the Due Diligence Date.

(f) Title Objection Date: Thirty (30) days following the Effective Date.

(g) Environmental Conditions shall mean any condition of ambient air, surface water, groundwater, land surface or subsurface strata for which a response (including without limitation any notification or report) is required under applicable Environmental Laws.

(h) Closing Date: Three (3) Business Days following the Due Diligence Date, or such sooner date as is mutually agreeable to the parties.

(i) Closing: The completion of the transaction contemplated by this Agreement.

(j) Premises: That certain pieces or parcels of land described on Exhibit A, together with the buildings and improvements thereon.

(k) Appurtenant Rights: The easements, rights-of-way, ingress and egress, privileges, hereditaments and other appurtenances, and rights to the same, belonging to and inuring to the benefit of the Premises.

(l) Building Equipment: All items normally considered fixtures acquired by the Seller, of every kind, nature and description whatsoever, now or hereafter located on the Premises, or any part thereof, and used or usable in connection with any present or future occupancy of the Premises, or any part thereof.

(m) Personal Property: All articles of personal property, acquired by the Seller, now or hereafter located on the Premises, or any part thereof, and used or usable in connection with any present or future occupancy, operation or maintenance of the Premises (for purposes of clarity, all tools, equipment, and machinery located in the Premises are owned by Arcade Technology LLC).

(n) Property: The Premises, the Appurtenant Rights, the Building Equipment and the Personal Property.

(o) Permitted Encumbrances: The following matters of title with respect to the Premises: (i) any and all provisions of any ordinance, municipal regulation, or public or private law, but not violations thereof; (ii) real estate taxes not yet due as of the Closing; (iii) those encumbrances as are set forth on Exhibit C attached hereto and made a part hereof and not objected to on or prior to the Title Objection Date; (iv) any state of facts which an accurate survey or inspection of the Property would disclose, and which is not objected to on or prior to the Title Objection Date; (v) encumbrances/defects permitted pursuant to item (i) of Section 6; and (vi) encumbrances/defects of records not objected to in accordance with the provisions of Section 6.

(p) Service Contracts: Any operating, service, maintenance and similar contracts and agreements affecting the Property.

(q) Assumed Service Contracts: Any Service Contracts that the Purchaser elects in writing to assume at the Closing.

(r) Leases: All licenses, leases, access agreements, use agreements, concession agreements or other agreements permitting the use or occupancy of any portion of the Premises, which are identified on Exhibit E attached hereto and made a part hereof.

(s) Tenants: The currents tenant of the Property, as identified on Exhibit D.

(t) Title Company. Such title insurance company licensed in the State of Connecticut as Purchaser may designate.

(u)	Notice Addresses:

Seller:	Arcade Realty LLC
38 Union Avenue
Bridgeport, CT 06607
Email: arcade@snet.net

With a copy to:	Karp & Langerman, P.C.
Attention: Noel T. Langerman
185 Plains Road, Suite 209E
Milford, Connecticut 06461
Email: nlangerman@karp-langerman.com

Purchaser:	Quantum Drones Corporation
Quantum Cyber N.V.
1501 Belvedere Road, Suite 500
West Palm Beach, FL 33406
Attn: Peter O’Rourke, President
porourke@quantum-cyber.ai

With a copy to:	Goldman, Gruder and Woods, LLC
Attention: Michael L. Goldman
200 Connecticut Avenue
Norwalk, CT 06854
Email: mgoldman@goldmangruderwoods.com

(v) Entry Contact:	William F. Rhone
Telephone: (203) 645-4541
E-mail: arcade@snet.net

(w) Seller’s Possession: The possession of Seller, Seller’s property manager or its agents, affiliates or professional advisors.

2.	AGREEMENT TO BUY AND SELL. The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, all in the manner and upon and subject to the terms and conditions set forth in this Agreement, the Property.

3.	PURCHASE PRICE AND DEPOSITS.

(a) The Purchase Price shall be payable as follows:

(i)	The Deposit shall be delivered to the Escrow Agent within three (3) business days following the Effective Date.

(ii)	The balance of the Purchase Price, as adjusted in the manner provided herein, shall be paid by wire transfer at Closing, subject to Section 3(d) hereinbelow.

(b) The Deposit shall be held in escrow by the Escrow Agent pursuant to the provisions of Section 8 hereof in a non-interest bearing account (if Escrow Agent is seller’s counsel, such account shall be Escrow Agent’s IOLTA account). In the event that the Closing occurs, the Escrow Agent shall pay over and distribute the Deposit to the Seller and the same shall be credited to the Purchaser towards the Purchase Price. In the event that the Closing shall fail to close by reason of a default by the Purchaser (whether or not willful) under this Agreement, the Deposit shall, subject to the provisions of Section 8, be paid to the Seller as liquidated damages and thereupon this Agreement shall become null and void with neither party having any further rights or liabilities hereunder, it being understood and agreed that the loss of the Deposit shall be the sole liability on the part of the Purchaser by reason of such default hereunder. The Deposit shall be returned to the Purchaser upon the default by the Seller hereunder (subject to the provisions of Section 8) or in the event that this Agreement is terminated as hereinafter provided (except pursuant to Section 19).

(c) At Purchaser’s election, Purchaser may increase or decrease the Purchase Price hereunder, provided that such increase or decrease is accompanied by a concomitant change in the Purchase Price of the Business, such that the aggregate consideration paid for the Property and the Business (prior to any applicable adjustments or accounting for the Inventory Value, such term having the meaning ascribed to it under the APA) is $3,200,000.00, and Purchaser gives notice of such changes in the respective Purchase Prices of the Property and Business at least three (3) days prior to the Closing Date.

(d) Purchaser shall accept title to the Premises subject to the condition thereof (and except as otherwise expressly set forth herein); provided, however, that on account of the age and use of the Premises, the Seller agrees to escrow the sum of $250,000.00 (the “Escrow Funds”) at Closing, to be held by the Escrow Agent pursuant to an escrow agreement entered into at the Closing (“Escrow Agreement”), to indemnify Purchaser for (i) breaches of this Agreement by Seller, (ii) breaches of the APA by Arcade Technology, LLC, (iii) sales and use tax liability of Arcade Technology, LLC under the APA (if any), and (iv) the cost for Purchaser to remediate the Premises’ Environmental Conditions (“Remediation Costs”) to the extent that Purchaser’s licensed environmental professional (the “Purchaser’s LEP”) recommends that such Remediation Costs be incurred. Purchaser shall, at Purchaser’s sole cost and expense, engage the LEP to prepare so-called “Phase I” and “Phase II” environmental site assessments (the “Assessments”) and shall provide all Assessments to Seller within seven (7) days after same are completed. Seller shall have the right to engage its own licensed environmental professional (“Seller’s LEP”) to review the Assessments and dialogue with Purchaser’s LEP to discuss Remediation Costs that Seller’s LEP believes are not warranted. To the extent that Purchaser’s LEP and Seller’s LEP agree on the Remediation Costs, the Remediation Costs shall be paid from the Escrow Funds. To the extent that the Purchaser’s LEP and Seller’s LEP disagree as to any Remediation Costs recommended by Purchaser’s LEP, the parties shall submit their dispute to a disinterested Connecticut Licensed Environmental Professional (“Disinterested LEP”) agreed upon by the Purchaser’s LEP and Seller’s LEP, and the decision of the Disinterested LEP shall be final and unappealable. Regardless of the total Remediation Costs, Seller shall not be responsible for paying any sums that exceed the Escrow Funds. If it is agreed that no Remediation Costs are necessary, the Escrow Funds shall be paid over to Seller; if Remediation Costs are necessary but upon completion are less than the Escrow Funds, the balance of the Escrow Funds shall be released to Seller. The parties shall pay their own legal fees and the cost of their respective licensed environmental professionals and shall each pay one-half (1/2) of the cost of any Disinterested LEP required hereunder. The terms of this Section 3(d) shall survive the Closing provided that the terms of the Escrow Agreement shall control to the extent they conflict with the provisions of this Section 3(d).

Purchaser shall use commercially diligent efforts to (i) engage Purchaser’s LEP within seven (7) days after the Closing Date and (ii) cause the Phase I, Phase II and, as applicable, Remediation Costs to be pursued to completion.

Notwithstanding the foregoing, the maximum amount that shall be expended from the Escrow Funds relating to (i) breaches of this Agreement by Seller, (ii) breaches of the APA by Arcade Technology, LLC, and/or (iii) sales and use tax liability of Arcade Technology, LLC under the APA (if any), shall be $30,000.00, and Purchaser shall only be permitted to submit claims (“Claims”) relating to such items (i), (ii) and/or (iii) by the sixtieth (60) day after the Closing Date; upon expiration of said 60 day period, $30,000.00 less any agreed on or disputed Claims shall be released from the Escrow Funds to Seller.

4.	DUE DILIGENCE.

(a) Due Diligence Materials. Seller shall provide the following due diligence materials to the Purchaser within three (3) days of the Effective Date:

(i)	Copies of all Service Contracts;

(ii)	Copies of all existing leases of and for the Premises (and all amendments thereto);

(iii)	Copies of all boundary and property surveys and existing title reports, commitments and/or policies relative to the Premises in the Seller’s Possession;

(iv)	Copies of all environmental and asbestos site assessments and/or reports relative to the Premises in the Seller’s Possession;

(v)	Copies of architectural and construction plans, including, without limitation, CAD and CAM, floor plans, engineering studies and mechanical plans relative to the Premises and in the Seller’s Possession.

(vi)	Copies of all insurance policies relating to the Property, together with a three (3) year history of all claims history relating to all insurance policies pertaining to the Property to the extent reasonably obtainable by Seller, including by requesting loss runs from Seller’s insurance carrier(s).

(vii)	A detailed list of all capital repairs made to the Property over the last ten (10) years, and all work orders and warranties pertaining to same in the Seller’s Possession.

(viii)	Any and all licenses and permits relating to the Property.

(ix)	Any and all evidence of compliance with, or violation of, zoning, health, building or other codes, local restrictions, parking requirements and building permits for all portions of the Property, including, without limitation, copies of certificates of occupancy and zoning letters from local zoning or municipal authorities.

(x)	A history of all utilities expenses pertaining to the Property since 2023.

(b) Inspection Contingency. The Purchaser shall have the period from the Effective Date until the Due Diligence Date within which to inspect, examine, and/or investigate the Property in all respects, including, without limitation, all roofs, electric, mechanical and structural elements, HVAC systems, economic feasibility, zoning, permitting and entitlements, Environmental Conditions and all physical, financial and legal aspects thereof. The Seller shall fully cooperate with the Purchaser in its inspections, examinations and investigations including, without limitation, the providing of full access to the Premises upon the reasonable request of Purchaser. Throughout the Due Diligence Period, the Purchaser shall have the right (within commercial reason), personally or through its engineers, environmental consultants, surveyors, architects or such other parties as Purchaser shall designate, to enter the Premises to inspect, examine and conduct such tests of the Premises and the physical components thereof as Purchaser desires, including, without limitation, the conduct of surface and subsurface tests and physical and environmental appraisals and studies at its sole cost and expense (collectively, the “Investigations”). The Purchaser hereby agrees to hold the Seller harmless and indemnified against any loss, cost, liability, or expense arising in connection with the Purchaser’s inspection of the Premises (but not for any incidental or consequential damages, or damages relating to pre-existing conditions unless such conditions were exacerbated by acts or omissions of Purchaser, or any claims, demands, or causes of action arising from the gross negligence or willful misconduct of Seller or any of Seller’s agents, employees or contractors) and agrees to repair any damage to the Premises caused in connection with the Investigations. In the event that during the Due Diligence Period, the Purchaser elects not to purchase the Property, for any reason or no reason whatsoever, in its sole and absolute discretion, then the Purchaser shall have the right to terminate this Agreement by written notice to the Seller’s attorney (being the Escrow Agent hereunder), received by the Seller’s attorney on or before the Due Diligence Date, and thereupon this Agreement shall be terminated with no recourse to the parties, except that the Deposit shall be promptly refunded to the Purchaser by the Escrow Agent upon receipt of such notice from the Purchaser or Purchaser’s attorney to Escrow Agent.

5.	CLOSING. The Closing shall take place on or before the Closing Date. The parties agree that they will close via overnight mail or hand delivery whereby the Deed and transfer documents will be delivered to Purchaser’s attorney, who shall hold the same in escrow until such time the Purchase Price is received by the Seller’s attorney via wire transfer, except that if the Purchaser’s lender requires that the Seller attend the Closing, the Closing shall be accomplished in-person at location required by such lender; provided that such location is within the State of Connecticut. The Closing shall occur simultaneously with the closing under the APA.

6.	TITLE. The Premises shall be sold and conveyed by the Seller subject only to the Permitted Encumbrances. The Purchaser may at its own expense obtain a survey of the Property. On or before the Title Objection Date, the Purchaser shall notify the Seller of the existence of any encumbrances and defects in title which are not Permitted Encumbrances and which are ascertainable from an examination of a survey, the land and municipal records of the town/city in which the Premises are located or the office of the Secretary of the State of Connecticut, provided that, with respect to such encumbrances or defects as arise after the Effective Date, the Purchaser shall notify the Seller within five (5) business days after it has notice of such encumbrance or defect. Within five (5) business days following receipt of any such notice, the Seller shall notify the Purchaser of the title or survey objections that Seller agrees to remove at or prior to Closing, which shall be an obligation of the Seller under this Agreement; if Seller elects not to remove any title or survey objection (Seller’s failure to provide notice agreeing to remove shall be deemed an election not to remove), Purchaser shall have five (5) business days in which to notify Seller that Purchaser will (i) proceed with the purchase and take title to the Property subject to such title or survey objection without any diminution in the Purchase Price (with such title or survey objection deemed Permitted Encumbrances) or( ii) terminate this Agreement with no recourse to the parties, except the Deposit shall be promptly refunded to the Purchaser by the Escrow Agent upon receipt of a notice from the Purchaser to Escrow Agent. If at the Closing the Seller shall be unable to convey good and marketable title to the Premises free and clear of any encumbrances or defects other than the Permitted Encumbrances after diligent, good faith efforts to do so (including, without limitation, bonding over any lien(s), if possible, with a resulting release of the same recorded on the land records), the Purchaser shall have the option either of accepting such title as the Seller can convey, or of terminating this Agreement, in which event the Deposit shall be returned to the Purchaser and neither the Purchaser nor the Seller shall have any further rights or obligations under this Agreement; provided, however, that Seller shall be obligated to satisfy any mortgages or other monetary liens created by Seller’s actions that encumber the Property (other than any unpaid installments of assessments for any period subsequent to the Closing). Notwithstanding any other provision of this Agreement to the contrary, any lien(s) or encumbrance(s) against the Property recorded or arising after the Title Objection Date shall be deemed to be Title Objections, even if the Title Objection Date has passed, and Seller shall be required to remove same unless Purchaser agrees (in its sole and absolute discretion) that Seller need not remove same prior to Closing.

7.	SELLER CONDITION TO CLOSE. The obligation of Seller to sell the Property is subject to an affiliate of Purchaser closing on the purchase of substantially all of the assets of Arcade Technology LLC.

8.	ESCROW AGENT PROVISIONS. The Seller and the Purchaser acknowledge and agree that the Escrow Agent shall hold the Deposit pursuant to the terms and conditions of this Agreement subject to the following:

(a) The Escrow Agent shall act as a depository only and, pending settlement of the transaction contemplated by this Agreement, the Deposit shall be in Escrow Agent’s IOLTA account, and shall be disbursed in accordance with the terms of this Agreement, or as directed in writing by the Seller and the Purchaser.

(b) In the event either the Seller or the Purchaser shall claim default under the terms of this Agreement, the Escrow Agent will not be required to deliver the Deposit to either of the parties without the written consent of the other; or upon failure thereof, until the right of either of the parties to receive the Deposit shall be fully determined by a court of proper jurisdiction. Notwithstanding the foregoing, in the event of any claimed default, and request for delivery of the Deposit, the Escrow Agent shall first advise the other party, in writing, of such claim and request, and if such other party objects to such claim and request, the Escrow Agent shall continue to hold the Deposit until either (i) both parties have agreed to a disbursement of the Deposit, or (ii) the right of either of the parties to receive the Deposit shall be fully determined by a court of proper jurisdiction.

(c) In the event of controversy or litigation arising out of this transaction which (i) results in any expense or attorneys’ fees to the Escrow Agent, by virtue of such claim or default, controversy or litigation, or (ii) requires a declaratory judgment by proper court as to the disbursement of said Deposit, the Escrow Agent is hereby authorized to deduct such expense or attorney’s fees out of the sums held in escrow and to pay any remaining balance over the part entitled thereto as agreed upon by the parties, or as directed by a court of competent jurisdiction.

(d) The Seller and the Purchaser hereby release and discharge the Escrow Agent from all matters with respect to the subject matter hereof (except for gross negligence or intentional wrongdoing), and agree to indemnify and hold the Escrow Agent harmless from and against all costs, damages, judgments, reasonable attorney’s fees, expenses, obligations, and liabilities of any kind or nature which, in good faith, the Escrow Agent may incur or sustain in connection with this Agreement, and without limiting the generality of the foregoing, the Escrow Agent shall not incur any liability due to a delay in the electronic wire transfer of funds or with respect to any action taken or omitted in reliance upon any instrument, including any written notice or instructions provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the trust and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

(e) The Escrow Agent may, at its sole discretion, resign by giving 30 days notice thereof to Seller and Purchaser. The parties shall furnish to Escrow Agent written instructions for the release of the Deposit and any escrowed documents. If Escrow Agent shall not have received such written instructions within the 30 day period, Escrow Agent shall petition any court of competent jurisdiction for the appointment of a successor Escrow Agent and upon such appointment deliver the Deposit and any escrowed documents to such successor.

(f) Seller and Purchaser acknowledge that Escrow Agent represents Seller in connection with this Agreement and Seller and Purchaser waive any conflict of interest arising on account thereof.

9.	SELLER’S OBLIGATIONS AT CLOSING. At the Closing, Seller shall:

(a) execute and deliver a full covenant Warranty Deed in proper form (the “Deed”), containing covenants of title, sufficient to convey to the Purchaser or its designee good and marketable fee simple title to the Premises, the Appurtenant Rights and the Building Equipment, free from all encumbrances and defects created by, through or under Seller other than Permitted Encumbrances;

(b) deliver checks to the order of the appropriate governmental authorities in amounts sufficient to pay the state and local real estate conveyance taxes payable upon the recording of the Deed, together with the associated conveyance tax returns;

(c) execute and deliver affidavits customarily required by title insurance companies in the State of Connecticut for the issuing of title insurance protecting against mechanics liens and parties in possession and any other matters reasonable required by such title insurance companies;

(d) execute and deliver a Bill of Sale, acceptable to Purchaser, sufficient to convey to the Purchaser or its designee good and marketable title to the Personal Property, free from all encumbrances and defects other than Permitted Encumbrances;

(e) deliver copies of the Assumed Service Contracts, together with an assignment acceptable to Purchaser, and termination of any Service Contracts not assumed;

(f) execute and deliver an Affidavit of the Seller swearing that the Seller is not a “foreign person” as defined in Section 1445(B)(2) of the Internal Revenue Code of 1986, as amended;

(g) deliver evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller as are customarily required by title insurance companies in the State of Connecticut for the issuing of title insurance;

(h) execute and deliver executed closing statements consistent with this Agreement;

(i) execute and deliver such other and further documents as may be reasonably required by the Purchaser or its Title Company to effect the transactions contemplated by this Agreement;

(j) deliver to the Purchaser or its designee full possession and operating control of the Property, subject only to the rights of the successor in interest to the metal fabrication business operated by Arcade Technology LLC;

(k) execute and deliver a signed document confirming Seller’s information necessary for Purchaser to issue IRS Form 1099-S after the Closing; and

(l) execute and deliver signed municipal and local conveyance tax forms and returns (as the case may be).

10.	PURCHASER’S OBLIGATIONS AT CLOSING. At the Closing, Purchaser shall:

(a) pay to Seller the Purchase Price in the manner provided herein, as increased or decreased by prorations and adjustments as herein provided;

(b) join Seller in execution of the instruments described in Section 9, where applicable;

(c) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(d) execute and deliver such additional documents as shall be reasonably required by the Title Company to consummate the transaction contemplated by this Agreement.

11.	OPERATION OF PREMISES PRIOR TO CLOSING. From and after the Effective Date and until the Closing, the Seller shall:

(a) comply in all material respects with (i) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction of the Property, or the use or occupancy thereof and (ii) all material terms, covenants and conditions of all agreements affecting the Property;

(b) operate the Premises in a manner consistent with its operation prior to the Effective Date;

(c) maintain the Premises, the Building Equipment and the Personal Property in their present condition (ordinary wear and tear and casualty excepted) and maintain the present insurance coverage;

(d) not enter into, modify, amend or terminate any material agreement with respect to the Property (including any lease or service contract), which would encumber or be binding upon the Property from and after the Closing Date, without in each instance obtaining the prior written consent of Purchaser;

(e) not enter into any leases for all or any portion of the Premises without obtaining the prior written consent of the Purchaser; and

(f) not (i) build on or alter the Premises in any way, (ii) encumber the Premises in any way (such as by virtue of an easement, right-of-way, restriction, covenant, condition or option) or (iii) seek any rezoning or variance for the Premises, in each case, without Purchaser’s prior written consent.

12.	SERVICE CONTRACTS. On or before the Closing Date, Seller shall terminate all Service Contracts with respect to the Property other than the Assumed Service Contracts.

13.	ADJUSTMENTS. The Purchaser and the Seller shall prorate, as of the Closing Date, except as expressly provided herein to the contrary, all items customarily prorated and adjusted in connection with the closing of real estate in the town/city in which the Premises is located, including all taxes, assessments, sewer, fuel, and other charges, as the case may be, assessed against or derived from the Premises. All utility and other charges with respect to the Premises for the period prior to the Closing Date shall be paid in full by the Seller. All installments of any assessments which are or may be payable subsequent to the Closing shall be paid or assumed by Purchaser. Any such proration based on an estimate may, at request of either the Purchaser or the Seller, be subsequently readjusted upon receipt of adequate evidence to establish the correctness of the amount so estimated on condition that a statement to that effect is in the closing statement. The costs of state and town conveyance taxes shall be borne by the Seller. The Purchaser shall pay the costs for recording the Deed. The cost of any title insurance obtained by Purchaser and the costs of any survey obtained by Purchaser shall be paid by Purchaser. The Seller and the Purchaser shall be responsible for their own costs and attorney’s fees.

14.	RISK OF LOSS.

(a) Loss or Damage. “Major Loss or Damage” refers to the following: (i) loss or damage to the Property such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage or condemnation would be, in the opinion of an architect or licensed contractor selected by Seller and reasonably approved by the Purchaser, equal to or greater than One Hundred Thousand and 00/100 Dollars ($100,000), (ii) any loss due to a condemnation which materially impairs the current use of the Property or parking or access thereto, or (iii) any loss or damage that causes Purchaser’s lender to withdraw its mortgage commitment or require changes to its commitment that the Purchaser believes in good faith to be material and adverse. No insurance claims or eminent domain award in connection with damage or destruction or a taking shall be adjusted, settled or compromised prior to the Closing without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(b) Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not Major Loss or Damage, this Agreement shall remain in full force and effect provided Seller at or before the Closing performs any necessary repairs or, at Purchaser’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, together with a credit from Seller to Purchaser at Closing equal to the amount of all applicable deductibles.

(c) Major Damage. In the event of Major Loss or Damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement by notice to Seller within ten (10) business days after Seller sends Purchaser written notice of the occurrence of such Major Loss or Damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, with no adjustment to the Purchase Price, except that in addition, Purchaser shall receive a credit from Seller to Purchaser at Closing equal to the amount of all applicable deductibles.

(d). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

(e) Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, including any proceedings affecting access or egress to and/or from the Property and/or parking servicing the Property, Purchaser may, at its option, by notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (ii) above.

15.	BROKERS. Purchaser and Seller each represents and warrants to the other, as applicable, that they have not dealt with any brokers in connection with the Property. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section shall survive Closing.

16.	SELLER’S REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants as follows:

(a) Leases and Rent Roll. The rent roll information set forth on Exhibit D attached hereto, listing all tenants of the Premises and their respective monthly rent, security deposit and lease term, is complete and correct. True, accurate and complete copies of all Leases, as same are described in Exhibit E attached hereto, have been delivered to Purchaser.

(b) Service Contracts. There are no Service Contracts except as identified on Exhibit F attached hereto.

(c) Agreements. Seller has not entered into any contract or agreement with respect to the Property which will be binding on Purchaser after the Closing other than the Assumed Service Contracts or agreements which are terminable as of the Closing without payment of premium or penalty.

(d) Pending Claims, Investigations and Litigation. To the best of the Seller’s knowledge, except for the matters set forth on Exhibit G attached hereto, there are no claims, complaints, legal or other actions, proceedings or governmental investigations pending or threatened, nor have any circumstances arisen that are likely to give rise to any claim, which affect the Premises or which would materially adversely affect the ability of the Seller to carry out its obligations hereunder.

(e) No Violation of Agreements/Orders. To the best of the Seller’s knowledge, the execution and delivery of this Agreement and the performance by the Seller of all transactions contemplated by this Agreement to be performed by the Seller (including the execution and delivery of all documents required by this Agreement to be executed and delivered by the Seller): (i) will not breach any contractual covenants or restrictions between the Seller and any third party or affecting the Premises nor create or cause to be created any mortgage, lien, encumbrance or charge on the Premises other than those permitted by this Agreement; and (ii) are not threatened with invalidity or unenforceability by any action, proceeding or investigation pending or threatened by or against the Seller or the Premises. Seller knows of no claims made or threatened by any other party (including any governmental authority) pertaining to the Property, Seller’s title to the Property, or the use of the Property.

(f) Condemnation Notices. The Seller has received no notice of any condemnation or eminent domain proceedings or negotiations for the purchase of the Premises in lieu of condemnation and, to the best of the Seller’s knowledge, no condemnation or eminent domain proceedings or negotiations have been commenced or threatened in connection with the Premises or any portion of it.

(g) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller.

(h) Environmental Matters. Except as set forth in environmental site assessments and/or other correspondence or reports turned over to the Purchaser, Seller has no knowledge of any Hazardous Materials on, in, under or about the Property or of any other property adjacent to the Property or any underground fuel tanks at the Property.

(i) FIRPTA. Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(j) Title. Seller hereby represents that Seller owns a fee simple interest in and to the Property. To Seller’s knowledge, there are no title disputes with respect to the Property. There are no outstanding agreements to sell, options or rights of first offer in any third parties to purchase the Property or any portion thereof or any interest therein. Seller is not aware of any claims for rights of passage, easements or other property rights over, on or to the Property, nor has Seller has received any written complaints from adjoining land owners during its ownership of the Property.

(k) Property Information. The Property Information provided by Seller and delivered to Purchaser pursuant to this Agreement is correct, accurate and complete as of the date of delivery and the Closing.

(l) Subdivision. To Seller’s knowledge, no subdivision and resubdivision approvals are required in order to convey the Property to Purchaser.

(m) Seller has no knowledge of any title defect, lien or encumbrance affecting the Property, except for the Permitted Encumbrances.

(n) To Seller’s knowledge, the Property abuts on and has direct vehicular access to a public road and all curb-cut approvals required for vehicular access to and from the Property to any adjoining public street have been obtained, are in full force and effect and shall inure to the benefit of Purchaser.

(o) Compliance with Laws. Seller has not received written notice of any violation of any material federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements. Seller has not received written notice of any threatened request, application, proceeding, plan or study which would materially adversely affect the present use or zoning of the Property or which would modify or realign any adjacent street or highway.

(p) Utilities. To Seller’s knowledge, all utilities and services necessary for the use and operation of the Property (including, without limitation, road access, gas, water, electricity and telephone) are available thereto. To Seller’s knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Property.

17.	CONDITIONS TO CLOSING. The obligation of Purchaser to acquire the Property shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

(a) Delivery at the Closing of all documents required to be delivered by the Seller pursuant to Section 9 (“Deliveries”);

(b) All representations and warranties of the Seller set forth in Section 16 hereof being true and correct in all material respects as of the Closing and Seller shall have performed all covenants and obligations required to be performed by Seller on or before the Closing Date;

(c) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any portion of the Property; and

(d) The Title Company shall be prepared, subject only to payment of the applicable premium and all required Deliveries hereunder, to issue an owner’s policy of title insurance, insuring title to the Property vested in Purchaser, subject only to the Permitted Encumbrances.

18.	DEFAULT BY THE SELLER.

(a) The Seller shall be in default under this Agreement in the event that the Seller shall fail to perform and comply with the agreements and conditions, which are required to be performed or complied with by the Seller pursuant to this Agreement and the same are not cured within ten (10) days following written notice from the Purchaser, unless such condition cannot be reasonably cured within such time, in which case such period shall be extended as reasonably necessary to effect such cure, provided that such cure is commenced with said ten (10) days and thereafter diligently prosecuted to completion not to exceed thirty (30) days in total. A default by Seller under this Agreement shall constitute a default under the APA (and vice-versa).

(b) If the Seller shall be in default under this Agreement, then the Purchaser shall be entitled, at Purchaser’s option, to (i) terminate this Agreement (by written notice to the Seller and Escrow Agent) and Escrow Agent shall return the Deposit to the Purchaser, (ii) pursue an action for specific performance or (iii) waive the default and proceed to closing.

19.	DEFAULT BY THE PURCHASER.

(a) The Purchaser shall be in default under this Agreement in the event that the Purchaser shall fail to perform and comply with the agreements and conditions which are required to be performed or complied with by the Purchaser pursuant to this Agreement and the same are not cured within ten (10) days following written notice from the Seller, unless such condition cannot be reasonably cured within such time, in which case such period shall be extended as reasonably necessary to effect such cure, provided that such cure is commenced with said ten (10) days and thereafter diligently prosecuted to completion not to exceed thirty (30) days in total. A default by Purchaser under this Agreement shall constitute a default under the APA (and vice-versa).

(b) If the Purchaser shall be in default under this Agreement, the Seller shall be entitled to retain the Deposit as liquidated damages as Seller’s sole remedy, and all other rights and liabilities of the parties hereto by reason of this Agreement shall be deemed at an end. The parties agree that the retention of sums paid hereunder shall be considered as full liquidated damages by reason of the uncertainty and impossibility of ascertaining actual damage suffered by the Seller. Both parties agree that the aforesaid amount constitutes a reasonable forecast of damages which would be sustained by the Seller in the event of the Purchaser’s breach.

20.	DISCLAIMERS. Except as expressly set forth in this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Premises, that upon closing Seller shall sell and convey to Purchaser and Purchaser shall accept the Premises “as is, where is, with all faults”, except to the extent expressly provided otherwise in this Agreement.

21.	MISCELLANEOUS.

(a) Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

(b) Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

(c) Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto.

(d) Like-Kind Exchange. Each party acknowledges that the other may desire to exchange the Property as part of a like-kind exchange transaction that would qualify under Sections 1031 and/or 1033 of the Internal Revenue Code of 1986, as amended (the “Code”) for non-recognition treatment. At a party’s election, the other party agrees, at the requesting party’s expense, and provided that such exchange shall not delay the Closing, to cooperate with the requesting party in effecting a qualifying forward or reverse like-kind exchange for the sole benefit of the requesting party or its assignee, including, without limitation, by executing an instrument acknowledging and consenting to an assignment by the requesting party or its assignee of its rights (but not its obligations) hereunder to a qualified intermediary within the meaning of Treas. Reg. § 1.1031(k)-1(g)(4), or to an exchange accommodation titleholder within the meaning of Rev. Proc. 2000-37, provided that: (i) the cooperating party shall have no liability under such consent; and (ii) such consent shall contain no language or provision that would cause the cooperating party to become part of the chain of title with respect to any other property that is part of the requesting party’s exchange. Neither party makes any representations to the other regarding qualification of the exchange under Sections 1031 and/or 1033 of the Internal Revenue Code, and the cooperating party shall not be liable to the requesting party in any manner whatsoever if the exchange completed in accordance with this paragraph should not qualify for any reasons under Section 1031 and/or 1033 of the Internal Revenue Code. Both parties reserve the right to assign their right (but not their obligations) hereunder to a qualified intermediary or to an exchange accommodation titleholder, on or before the Closing. No less than five (5) business days prior to Closing, the requesting party shall notify the cooperating party of any such assignment so that Closing instruments can be prepared accordingly.

(e) Entire Agreement. This Agreement constitutes the entire agreement by and between the parties hereto affecting the Premises and supersedes any and all previous agreements, written or oral, between the parties and affecting the Premises, including that certain Letter of Intent dated June 3, 2026 by and between Arcade Technology LLC and Quantum Drones Corporation.

(f) Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Notwithstanding anything to the contrary herein contained, either party to this Agreement shall have this right to waive, in writing, any conditions to Closing, including the truth of any representation or warranty, which benefits such party. No waiver by any party to any condition or breach hereunder shall be deemed a waiver of any other condition or subsequent breach.

(g) Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

(h) Non-Survival of All Representations and Warranties. All representations, warranties, covenants and agreements of the Seller and the Purchaser contained herein shall not survive the Closing.

(i) Applicable Law. This Agreement is performable in the state of Connecticut and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state of Connecticut in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state of Connecticut. Purchaser and Seller agree that the provisions of this paragraph shall survive the Closing of the transaction contemplated by this Agreement.

(j) Successors and Assigns. The rights and obligations contained herein shall be binding upon and inure to the benefit of the Seller, the Purchaser, and their respective successors and assigns. This Agreement and any rights hereunder, may not be assigned by either party without the prior written consent of the other party hereto. Notwithstanding the foregoing, the Purchaser shall be entitled, without the consent of Seller, to assign its rights and obligations hereunder to any entity controlling, controlled by, or under common control with Purchaser and upon transfer to such entity, Purchaser shall have no further obligations or liabilities hereunder.

(k) Joint and Several. If either Purchaser or Seller comprises more than one person or entity, the obligations of such persons or entities shall be joint and several.

(l) No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing,

(m) Waiver of Conditions. Notwithstanding any provision of this Agreement, either party may at its option waive any provision that is a condition to his or her performance hereunder and close the transaction.

(n) Notices. Any notice, report, request or demand required, permitted, or desired to be given under this Agreement shall be in writing and shall be deemed to have been properly served, for all purposes only if sent by (i) registered or certified mail, return receipt requested, (ii) a nationally recognized overnight courier, in either case, delivered to the respective party’s Notice Address, or via email. Notices shall only be required to be sent to the parties’ respective attorneys, with client copies not being required. Copies of notices sent to the parties by a party’s attorney shall not be deemed to be “ex parte communications” provided that the attorney for the party receiving such notice also receives such notice. Such notices shall be deemed to have been given or served on the date received or rejected. Attorneys receiving notices shall promptly confirm the receipt thereof if confirmation is requested by the attorney sending such notice in such attorney’s email notice to the receiving attorney.

(o) Time of the Essence. The parties agree that any rule of law or equity to the contrary notwithstanding, time is of the essence of this Agreement so far as the rights and interests of the Purchaser and Seller are concerned.

(p) Computation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m. local time at the Property.

(q) Waivers. Purchaser and Seller each waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, pursuant to, or arising in connection with, this Agreement or any of its provisions. Purchaser and Seller each waive any claims arising now or in the future against the other for consequential or punitive damages.

(r) Counterparts. This Agreement may be executed in multiple original counterparts, each of which may contain less than all of the parties’ signatures, but all of which together shall constitute one instrument. It shall only be necessary to account for one complete counterpart in order to prove the contents of this Agreement.

(s) Electronic Signatures. The signatures on this Agreement may be transmitted by electronic means (including via facsimile, email in “2024202pdf”, “tif”, “jpg” or similar format) and they may be electronic signatures (such as via “DocuSign” or AdobeSign or electronic characters indicating the intent of a party to sign such agreement). The use of electronic signatures shall be of the same legal effect, validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act.

(t) Prevailing Party. In the event of any litigation hereunder, the prevailing party shall be entitled to an award of its court costs, litigation expenses and reasonable attorneys’ fees from the non-prevailing party.

(u) Assignment. A Permitted Assignment shall discharge Purchaser from this Agreement and obligate the assignee hereunder.

IN WITNESS WHEREOF, the Seller and the Purchaser have hereunto set their hands and seals as of the day and year first above written.

SELLER:

Arcade Realty LLC

By:	/s/ Steve Pepe
Name:	Steve Pepe
Title:	Member

PURCHASER:

Quantum Drones Corporation

By:	/s/ Peter O’Rourke
Name:	Peter O’Rourke
Title:	President

ACKNOWLEDGED AND AGREED: ESCROW AGENT:

Karp & Langerman, P.C.

By:	/s/ Noel T. Langerman
Name:	Noel T. Langerman
Title:	President

EXHIBIT A

REAL PROPERTY DESCRIPTION

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT C

PERMITTED ENCUMBRANCES

EXHIBIT D

RENT ROLL

EXHIBIT E

LIST OF LEASES

EXHIBIT F

SERVICE CONTRACTS

EXHIBIT G

LIST OF ACTIONS, PROCEEDINGS OR GOVERNMENTAL INVESTIGATIONS PENDING

OR THREATENED, WHICH AFFECT THE PREMISES